CONTRACTUAL FEE WAIVER AGREEMENT

                 BETWEEN WESTLAKES INSTITUTIONAL PORTFOLIOS AND

                        TURNER INVESTMENT PARTNERS, INC.

      AGREEMENT made this 5th day of February 2003, by and between Westlakes Institutional Portfolios, a Delaware business trust (the "Trust"), and Turner Investment Partners, Inc. (the "Investment Adviser") (together, the "Parties").

      The Investment Adviser hereby agrees to waive fees and/or reimburse expenses to the extent necessary to limit the unified management fee to the following level for a period of two years from the date of this Agreement:

         PORTFOLIO                                 TOTAL UNIFIED MANAGEMENT FEE
         -----------------------------------------------------------------------

         Midcap Growth Portfolio                              0.80%

      This Agreement may be renewable at the end of the initial two-year period for an additional one-year period upon the written agreement of the parties hereto.

      This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes and replaces any prior contractual waiver agreement between the parties with respect to the Portfolio(s) listed above. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

Westlakes Institutional Portfolios          Turner Investment Partners, Inc.


By: /s/ John H. Grady                       By: /s/ Thomas R. Trala